Exhibit 4.5
SUPPLEMENTAL NET PROFITS
CONVEYANCE
OF THE
WILLIAMS COAL SEAM GAS ROYALTY
TRUST

SUPPLEMENTAL NET PROFITS CONVEYANCE
This Supplemental Net Profits Conveyance (“Supplemental Conveyance”) is entered into this 19th day of May, 2010, by and between Williams Production Company LLC (“WPC” or “Trustor”), a Delaware limited liability company with its principal place of business in Tulsa, Oklahoma, and Bank of America, N.A., a banking association organized under the laws of the United States of America with its principal office in Dallas, Texas, as successor Trustee (“Trustee”) of the Williams Coal Seam Gas Royalty Trust (the “Trust”). This Supplemental Conveyance is made to the Trustee and and The Bank of New York Mellon Trust Company, N.A., as successor Delaware Trustee (“Delaware Trustee”) on behalf of the Trust.
RECITALS:
WHEREAS, Williams Production Company, a Delaware corporation, has previously conveyed to the Trustee and the Delaware Trustee for the benefit of the Trust a Net Profits Interest in and to the Coalbed Methane produced from or attributable to the Underlying Properties and an Infill Net Profits Interest in and to the Coalbed Methane produced from or attributable to any Infill Wells according to that certain Net Profits Conveyance (the “Net Profits Conveyance”) dated effective as of the 1st day of October, 1992 by and between Williams Production Company, a Delaware corporation and The Williams Companies, Inc. to the Trustees of the Williams Coal Seam Gas Royalty Trust;
WHEREAS, Williams Production Company, a Delaware corporation, was converted to a Delaware limited liability company, effective December 31, 2000.
WHEREAS, Bank of America, N.A. has succeeded to the NationsBank, N.A., as Trustee of the Williams Coal Seam Gas Royalty Trust;
WHEREAS, The Bank of New York Mellon Trust Company, N.A. has succeeded to Chemical Bank Delaware as Delaware Trustee of the Williams Coal Seam Gas Royalty Trust;
WHEREAS, the Net Profits Conveyance was recorded in San Juan County, New Mexico at Book 1157, Page 786, in Rio Arriba County, New Mexico at Book 141, Page 172 and in La Plata County, Colorado at Reception Number 640646;
WHEREAS, Capitalized terms used herein shall have the meanings as defined for such terms in the Net Profits Conveyance unless otherwise defined herein;
WHEREAS, References in this Supplemental Conveyance to Exhibits shall mean those particular Exhibits to the Net Profits Conveyance unless specifically identified herein as an Exhibit hereto;
WHEREAS, the Trust Agreement dated as of December 1, 1992 (as amended, the “Trust Agreement”) governing the Trust authorizes the Trustee to agree to modifications of the terms of the Net Profits Conveyance or to settle disputes with respect thereto under the conditions set forth in the Trust Agreement;
WHEREAS, WPC and the Trustee desire to execute this Supplemental Conveyance in order to supplement the Exhibit A-3 to include certain additional Drill Block Wells that have been added by approved expansions to the Federal Unit Participating Areas to certain Federal Units since the effective date of the Net Profits Conveyance and to further clarify the terms under which the Net Profits Interest applies to such additional Drill Block Wells and any other Drill Block Wells that may be added to such Federal Unit Participating Areas by future approved expansions during the term of the Trust;
NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, WPC and the Trustee hereby agree as follows:
ARTICLE I
     Section 1.40 of the Net Profits Conveyance shall be deleted in full and replaced with the following:
     Section 1.40. “Underlying Properties” means (a) those interests specified in Exhibit A-1 (Part 2) in and to the leases described in Exhibit A-1 (Part 2) insofar as such leases cover the Fruitland Formation underlying the lands described in Exhibit A-1 (Part 2) and (b) all other interests of WPC which WPC owns, as of the Effective Date, in Fruitland Formation underlying the lands described in Exhibit A-1 (Part 1), Exhibit A-3, or Exhibit A-5 and (c) all rights and interests of WPC under any unitization, pooling or communitization agreements and/or orders (including, without limitation, those described on Exhibit A-4), to the extent such rights or interests are attributable to ownership of the interests described in clause (a) or clause (b), and (d) the Farmout Properties, and (e) the interests of WPC in and to any leases insofar as such leases cover the Fruitland Formation only and only insofar as such leases include ownership in the additional Drill Block Wells listed in Exhibit A-3 to this Supplemental Conveyance which have been added by approved expansions to the Federal Unit Participating Areas of the Federal Units listed on Exhibit A-4 effective as of the effective date of the expansions to the Federal Unit Participating Areas for such Drill Block Wells.
ARTICLE II
     WPC and the Trustee agree that WPC will further supplement the Net Profits Conveyance by addition of any other Drill Block Wells by the expansion of any Participating Areas for the Federal Units covering the Fruitland Formation only which are approved prior to the effective date of the termination of the Trust. WPC and the Trustee agree that WPC shall have no obligation to supplement the Net Profits Interest or convey any interest in any other leases or lands for any Drill Block Wells which may be added by approved expansions to Participating Areas of any Federal Units which are approved after the effective date of the termination of the Trust and that such interests in any leases shall be owned by WPC free of any obligation of the Net Profits Interest.
ARTICLE III
     Except as supplemented and amended hereby, all of the other terms and provisions of the Net Profits Conveyance shall remain in full force and effect.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Conveyance to be executed in its name and behalf and delivered on the 19th day of May, 2010.

Williams Production Company LLC		Bank Of America, N.A.,

Trustee of the Williams Coal Seam Gas Royalty Trust

By:	/s/ Bryan Guderian	By:	/s/ Ron. E. Hooper

	Name: Bryan Guderian		Name: Ron E. Hooper
	Title: Vice President		Title: Senior Vice President and
Administrator